UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Studebaker, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 595-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dan Lemaitre

On December 10, 2009, the Board of Directors (the “Board”) of Endologix, Inc. (the “Company”) appointed Daniel Lemaitre to serve on the Board as a Class I director effective immediately. Following Mr. Lemaitre’s appointment, Class I consists of two directors whose terms of office expire at the 2011 annual meeting of stockholders. Mr. Lemaitre’s appointment to the Board brings the Company back into compliance with Nasdaq Marketplace Rule 4350(c), which requires the Company to maintain a board of directors comprised of a majority of independent directors. Mr. Lemaitre was also appointed to serve on the Company’s Audit Committee, replacing Jeffrey O’Donnell. There are no arrangements or understandings between Mr. Lemaitre and any other persons pursuant to which he was elected to serve on the Board.

Mr. Lemaitre will receive an annual cash retainer of $20,000 (prorated for the remainder of fiscal year 2009), $1,500 for each Board meeting attended by him (whether in person or telephonically) and reimbursement for certain travel expenses and other out-of-pocket costs. Mr. Lemaitre will also receive $1,000 for each Audit Committee meeting attended by him (whether in person or telephonically). Furthermore, in connection with his appointment to the Board, Mr. Lemaitre also received an initial option to purchase 50,000 shares of the Company’s common stock, which will vest in four equal annual installments. In addition, as a non-employee director, Mr. Lemaitre will automatically receive at each annual meeting during his term an option to purchase 25,000 shares of the Company’s common stock, which will become fully vested on the first anniversary of its grant date.

A copy of the Company’s press release announcing Mr. Lemaitre’s appointment is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated December 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: December 11, 2009	/s/ ROBERT J. KRIST
Robert J. Krist
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated December 10, 2009.